Exhibit 99.1

Mural Oncology Announces Second Quarter Financial Results and Provides Business Update

Mural continues to explore strategic alternatives

Estimates cash and cash equivalents of approximately $43 to $48 million at December 31, 2025, if it has not consummated a transaction or other strategic alternative by year end

WALTHAM, Mass. and DUBLIN, Aug. 04, 2025 (GLOBE NEWSWIRE) — Mural Oncology plc (Nasdaq: MURA), today announced its financial results for the second quarter of 2025 and provided a business update. On April 15, 2025, Mural announced that it was discontinuing all clinical development of its lead product candidate, nemvaleukin alfa, and was commencing the exploration of strategic alternatives focused on maximizing shareholder value. The Company is continuing to explore strategic alternatives.

Following its announcement on April 15, 2025, Mural has taken steps to conserve its remaining cash, including the implementation of a reduction in workforce by approximately 90%, the discontinuation of the clinical development of nemvaleukin alfa, and the termination of its other research and development activities, including the research and development of its IL-18 and IL-12 programs. As of June 30, 2025, the company had approximately $77.1 million in cash and cash equivalents. The company estimates that, if it has not consummated a transaction or other strategic alternative by December 31, 2025, its cash and cash equivalents as of such date will total approximately $43 to $48 million. This estimate reflects anticipated costs to be incurred in connection with finalization of the discontinuation of the company’s remaining activities and expected residual operating expenses (e.g. lease expense, salary and benefits for remaining employees, insurance costs). This cash guidance is subject to a number of assumptions and actual cash balances may differ materially, particularly if the Company consummates a transaction or other strategic alternative prior to December 31, 2025. Mural has not included in its cash guidance, additional costs that may be incurred as a result of, or in connection with, any strategic alternative it may pursue, including, but not limited to, an offer for or other acquisition of the company, merger, business combination or other transaction, including a possible wind- down and liquidation of the company (e.g., legal and financial advisor fees and severance costs for remaining employees).

Further updates and developments will be disclosed as appropriate or where necessary under regulatory requirements. There can be no assurance that the company’s exploration of strategic alternatives will result in the company pursuing a transaction or that any acquisition or other transaction involving the company will be completed, nor as to the terms on which any acquisition or other transaction will occur, if at all.

Financial Results for the Quarter Ended June 30, 2025

Cash Position: As of June 30, 2025, cash and cash equivalents were $77.1 million.

R&D Expenses: Research and development expenses were $23.3 million for the second quarter of 2025 compared to $27.5 million for the second quarter of 2024. This decrease was primarily due to decreased employee-related expenses following the reduction-in-force implemented by the company during the second quarter of 2025 and the decreased spend on the ARTISTRY-7 clinical trial of nemvaleukin due to the termination of the development of nemvaleukin. These decreases were partially offset by an increase in spend on early discovery programs upon completion of certain manufacturing activities and on the ARTISTRY-6 trial of nemvaleukin related to the top-line read-out and wind-down of the trial during the second quarter of 2025.

G&A Expenses: General and administrative expenses were $8.1 million for the second quarter of 2025 compared to $6.7 million for the second quarter of 2024. This increase in G&A expenses was primarily due to increased employee-related expenses associated with employee termination and retention benefits and increased legal expenses associated with corporate activities, partially offset by decreased share-based compensation expense resulting from an increase in the awards that were forfeited or were expected to be forfeited following the reduction-in-force.

Restructuring and Impairment Expenses: Mural incurred $17.5 million in restructuring and impairment charges during the second quarter of 2025, consisting of severance and termination benefits related to the reduction-in-force, an impairment charge related to lab equipment sold during the second quarter of 2025 and contract termination and write-offs related to the termination of the company’s research and development programs.

Net Loss: Net loss was $48.0 million for the second quarter of 2025 compared to $31.6 million for the second quarter of 2024. The increase in net loss was primarily driven by the restructuring and impairment charges incurred during the second quarter of 2025.

Cash Guidance: Mural estimates that its cash and cash equivalents will be approximately $43.0 million - $48.0 million as of December 31, 2025, if it has not consummated a transaction or other strategic alternative by such date.

About Mural Oncology

Mural Oncology is a biotechnology company focused on using its protein engineering platform to develop cytokine-based immunotherapies for the treatment of cancer with the goal of delivering meaningful and clinical benefits to people living with cancer. Mural Oncology has its registered office in Dublin, Ireland, and its primary facilities in Waltham, Mass. For more information, visit Mural Oncology’s website at www.muraloncology.com.

Irish Takeover Rules Considerations

Mural is subject to the Irish Takeover Panel Act, 1997, Irish Takeover Rules 2022 (the “Irish Takeover Rules”). Following the publication of its announcement on April 15, 2025, Mural is considered to be in an “offer period” as defined in the Irish Takeover Rules, which remains ongoing.

Responsibility Statement

The Directors of Mural accept responsibility for the information contained in this announcement. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

No Profit Forecast or Asset Valuation

No statement in this announcement is intended to constitute a profit forecast or profit estimate for any period, nor should any statement be interpreted to mean that earnings or earnings per share of Mural will, for the current or future financial years or other periods, necessarily match or be greater or lesser than those for the relevant preceding financial periods. No statement in this announcement constitutes an asset valuation or a quantified financial benefits statement within the meaning of the Irish Takeover Rules.

Disclosure Requirements of the Irish Takeover Rules

Under Rule 8.3(b) of the Irish Takeover Rules, any person who is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Mural must disclose all “dealings” in such “relevant securities” during the “offer period”. The disclosure of a “dealing” in “relevant securities” by a person to whom Rule 8.3(b) applies must be made by no later than 3.30pm (US Eastern Time) on the “business day” following the date of the relevant “dealing”. A dealing disclosure must contain the details specified in Rule 8.6(b) of the Irish Takeover Rules, including details of the dealing concerned and of the person’s interests and short positions in any “relevant securities” of Mural.

All “dealings” in “relevant securities” of Mural by a bidder, or by any party acting in concert with a bidder, must also be disclosed by no later than 12 noon (US Eastern Time) on the “business day” following the date of the relevant “dealing”.

If two or more persons co-operate on the basis of an agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Mural, they will be deemed to be a single person for the purpose of Rule 8.3(a) and (b) of the Irish Takeover Rules.

A disclosure table, giving details of the companies in whose “relevant securities” dealing disclosures should be made, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this announcement will be available on Mural’s website by no later than 12 noon (US Eastern Time) on the business day following publication of this announcement. The content of the website referred to in this announcement is not incorporated into, and does not form part of, this announcement.

No Offer or Solicitation

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction, whether pursuant to this announcement or otherwise.

The distribution of this announcement in jurisdictions outside Ireland or the United States may be restricted by law and therefore persons into whose possession this announcement comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the company’s exploration and review of strategic alternatives, its ability to identify and complete a transaction as a result of the strategic alternatives process, its plans to reduce costs and the company’s estimate of December 31, 2025 cash and cash equivalents. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the company’s ability to successfully pursue a strategic alternative transaction on attractive terms, or at all; uncertainty as to the timing and costs of exploring, identifying and consummating a strategic alternative transaction; uncertainty as to the timing of, and the costs the company will incur in connection with, its continued efforts to discontinue its remaining operations and those other risks and uncertainties set forth in the company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in subsequent filings the company may make with the SEC. All forward-looking statements contained in this press release speak only as of the date of this press release. The company anticipates that subsequent events and developments will cause its views to change. However, the company undertakes no obligation to update such forward-looking statements to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

Mural Oncology plc and Subsidiaries

Consolidated Balance Sheet Data

(in thousands)	June 30, 2025	December 31, 2024
ASSETS
Cash, cash equivalents, and marketable securities	$77,094	$144,385
Prepaid expenses and other assets	2,493	8,542
Property and equipment, net	1,638	7,715
Right-of-use assets	4,361	6,783
Restricted cash	1,969	1,969

TOTAL ASSETS	$87,555	$169,394

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$23,366	$20,590
Operating lease liabilities	5,173	8,022
Other liabilities	233	280
Total equity	58,783	140,502

TOTAL LIABILITIES AND EQUITY	$87,555	$169,394

Mural Oncology plc and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30, (unaudited)
(in thousands except share and per share amounts)	2025	2024
Operating expenses
Research and development	$23,277	$27,544
General and administrative	8,709	6,733
Restructuring and impairment	17,486	—

Total operating expenses	48,842	34,277

Operating loss	(48,842)	(34,277)
Other income	860	2,713

Net loss	$(47,982)	$(31,564)

Net loss per ordinary share - basic and diluted	$(2.78)	$(1.86)

Weighted average ordinary shares outstanding - basic and diluted	17,271,518	16,924,842

Contact:

Mural Oncology plc

ir@muraloncology.com

Lucid Capital Markets, LLC

570 Lexington Ave, 40th Floor

New York, NY 10022